Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES CONSOLIDATED EARNINGS OF $6.5 MILLION OR $0.01 PER DILUTED SHARE FOR THE FOURTH QUARTER 2012

Knight increased market share of retail U.S. equity volume both quarter over quarter and year over year among leading market makers

Fourth quarter pre-tax income of $6.8 million included an $11.4 million non-cash write-down of an investment and $7.7 million in professional fees related to the announced merger and August 1st technology issue

JERSEY CITY, N.J. (January 24, 2013) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today reported consolidated earnings of $6.5 million, or $0.01 per diluted share, for the fourth quarter of 2012.

The fourth quarter 2012 GAAP net income attributable to common stockholders was $5.2 million, or $0.01 per diluted share, which includes a $7.4 million, or $0.02 per diluted share, non-cash write-down of a strategic investment as well as professional fees related to the announced merger and August 1st technology issue of $5.0 million, or $0.01 per diluted share, and a $1.2 million dividend on convertible preferred shares. On a non-GAAP basis, the fourth quarter 2012 net income attributable to common stockholders was $18.9 million or $0.05 per diluted share. A reconciliation of GAAP to non-GAAP results is included below.

For the fourth quarter of 2011, the company reported consolidated earnings of $40.2 million, or $0.43 per diluted share.

Revenues for the fourth quarter of 2012 were $287.7 million, compared to $341.3 million for the fourth quarter of 2011.

At December 31, 2012, the company had $413.9 million in cash and cash equivalents. The company had $1.5 billion in aggregate stockholders’ equity and preferred shares as of December 31, 2012, equivalent to a book value of $4.07 per share (which includes preferred shares on an as-converted basis). The company had $1.5 billion in stockholders’ equity as of December 31, 2011, equivalent to a book value of $15.13 per share. Tangible book value as of December 31, 2012 was $3.30 per share (which includes preferred shares on an as-converted basis) as compared to $10.67 at December 31, 2011.

“In the fourth quarter of 2012, Knight fully recaptured market share in core product areas and returned to profitability,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “The rapid normalization of client trading activity demonstrates Knight’s critical role in the markets and commitment to providing superior executions. Nevertheless, the financial results for the quarter were negatively impacted by the steep year over year declines in consolidated U.S. equity volume and market volatility as well as the write-down of an investment and heightened professional fees. As previously disclosed, Knight announced a merger with GETCO LLC during the fourth quarter, which will create a true category leader among market makers and agency brokers. Separately, as part of our continuing efforts to align and focus resources, Knight will consolidate the full service and electronic institutional equities sales teams as well as discontinue correspondent clearing.”

“Continuing operations” includes the company’s Market Making, Institutional Sales and Trading, Electronic Execution Services, and Corporate and Other segments. Market Making consists of all global market making across equities, fixed income, foreign exchange, futures and options as well as the company’s activities as a Designated Market Maker at the NYSE. Institutional Sales and

Trading includes full-service institutional research, sales and trading as well as equity and debt capital markets, reverse mortgage origination and securitization, and asset management. Electronic Execution Services includes Knight Direct, Knight Hotspot FX and Knight BondPoint. Corporate and Other includes strategic investments primarily in financial services-related ventures, futures execution and custody services, clearing and settlement activity, corporate overhead expenses and all other income and expenses that are not attributable to the other reporting segments.

	Q4 2012	Q4 2011
Revenues ($ thousands)	287,651	341,327
Net income ($ thousands)	6,458	40,238
Diluted EPS GAAP basis($)	0.01	0.43
Diluted EPS Non-GAAP basis($)	0.05	0.43
U.S. equity Market Making statistics:
Average daily dollar value traded ($ billions)	20.6	23.2
Average daily trades (thousands)	2,757.8	3,583.8
Nasdaq and Listed shares traded (billions)	41.2	51.0
FINRA OTC Bulletin Board and Other shares traded (billions)	132.0	119.5
Average revenue capture per U.S. equity dollar value traded (bps)	1.04	1.25
Average daily Knight Direct equity shares (millions)	219.5	210.5
Average daily Knight Hotspot FX notional dollar value traded ($ billions)**	21.4	27.0

	YTD 2012	YTD 2011
Revenues ($ thousands)	736,091	1,404,527
Net (loss) income ($ thousands)	(347,067)	115,237
Diluted EPS GAAP basis($)	(6.05)	1.21
Diluted EPS Non-GAAP basis($)	0.62	1.21
U.S. equity Market Making statistics:
Average daily dollar value traded ($ billions)	20.1	25.3
Average daily trades (thousands)	2,978.9	3,620.6
Nasdaq and Listed shares traded (billions)	172.1	216.5
FINRA OTC Bulletin Board and Other shares traded (billions)	621.3	876.7
Average revenue capture per U.S. equity dollar value traded (bps)	0.06	1.06
Average revenue capture per U.S. equity dollar value traded, excluding impact of Facebook IPO and August 1st technology issue (bps) *	1.03	1.06
Average daily Knight Direct equity shares (millions)	207.1	183.7
Average daily Knight Hotspot FX notional dollar value traded ($ billions)**	25.4	29.6

*	Statistic excludes $26.0 million in trading losses related to the Facebook IPO and $456.6 million in trading losses related to the August 1st technology issue.
**	In the second quarter of 2012, Knight modified the reporting of Knight Hotspot FX notional dollar value traded volume to count one side of the transaction. The company previously counted total client volume to include both sides of the transaction. The company posts Knight Hotspot FX volume statistics each month to its web site, which has been updated to show one-sided volume statistics dating back to the beginning of 2010.

“Despite unprecedented challenges, Knight finished the year strong,” said Mr. Joyce. “For the full year 2012, Knight ranked first among market makers in retail U.S. equity volume and continued to drive execution quality for individual investors. The firm’s electronic trading products gained market share year over year across institutional equities, institutional spot foreign exchange and retail fixed income. Subsidiary Urban Financial Group ranked second in reverse mortgage origination and accounted for nearly a quarter of all HMBS issuance during the year.”

Market Making

During the fourth quarter of 2012, the Market Making segment generated total revenues of $136.4 million and pre-tax income of $32.4 million. In the fourth quarter of 2011, Market Making reported total revenues of $187.4 million and pre-tax income of $84.4 million. Market Making had pre-tax margins of 24 percent in the fourth quarter of 2012 compared to pre-tax margins of 45 percent in the fourth quarter of 2011. The results were impacted by an estimated eight percent decrease in overall retail U.S. equity volume year over year as well as an approximate 44 percent decline in market volatility over the same period.

“In Market Making, Knight posted its highest quarterly market share of retail U.S. equity volume in two years,” said Mr. Joyce. “The data, I believe, reflect the completeness of Knight’s offering in terms of market coverage, deep natural liquidity, execution quality and client service. Despite encouraging signs in retail trading activity, the poor overall market conditions constrained financial results.”

Institutional Sales and Trading

During the fourth quarter of 2012, the Institutional Sales and Trading segment generated total revenues of $114.8 million and pre-tax income of $9.4 million. In the fourth quarter of 2011, Institutional Sales and Trading reported total revenues of $103.8 million and a pre-tax loss of $17.1 million.

“In Institutional Sales and Trading, Knight resumed the turnaround effort and recorded a profitable quarter,” said Mr. Joyce. “The results are due to a combination of year over year segment revenue growth and expense reductions across the sales and trading desks. Urban made a major contribution from increased origination and securitization compared to a year ago.”

Electronic Execution Services

During the fourth quarter of 2012, the Electronic Execution Services segment generated total revenues of $36.8 million and pre-tax income of $7.2 million. In the fourth quarter of 2011, Electronic Execution Services reported total revenues of $40.6 million and pre-tax income of $12.5 million. Electronic Execution Services had pre-tax margins of 20 percent in the fourth quarter of 2012 compared to pre-tax margins of 31 percent in the fourth quarter of 2011. The results were impacted by declines in overall market volumes of U.S. equities, institutional spot foreign exchange and retail U.S. corporate bonds.

“In Electronic Execution Services, Knight continued to outperform the markets and post solid margins,” said Mr. Joyce. “Knight Direct, Knight Hotspot FX and Knight BondPoint all increased market share year over year amid weaker overall volumes in their respective categories. The client acceptance underscores the spread of electronic trading and exceptional utility of Knight’s platforms.”

The combined institutional equities sales team, comprised of staff from Institutional Sales and Trading and Electronic Execution Services, will be jointly led by Head of Institutional Equities Joseph Mazzella and Head of International Albert Maasland. As a result of the consolidation, Head of Electronic Execution Services David Lehmann will leave the firm.

“In David’s 10 years at Knight, he made numerous meaningful contributions to our growth. We thank him for his advice and guidance over the years and wish him all the best as he moves forward,” said Mr. Joyce.

Corporate and Other

During the fourth quarter of 2012, the Corporate and Other segment reported a pre-tax loss of $42.3 million, which included an $11.4 million non-cash write-down of a strategic investment and approximately $7.7 million in professional fees associated with the announced merger and the August 1st technology issue. In the fourth quarter of 2011, the Corporate and Other segment reported a pre-tax loss of $16.5 million.

Given the discontinuation of correspondent clearing, Head of Correspondent Clearing Steven Sadoff will leave the firm.

“Steven performed tremendous work in leading Knight’s technology and operations, and we thank him for his service,” said Mr. Joyce.

Headcount at December 31, 2012 was 1,524 full-time employees, compared to 1,423 full-time employees at December 31, 2011. The increase in headcount year over year is primarily due to the acquisition of our futures business as well as the expansion of market making and reverse mortgage origination.

During the fourth quarter of 2012, the company did not repurchase any shares under the company’s existing stock repurchase program. To date, the company has repurchased 76.7 million shares for $879.1 million. The company has approximately $120.9 million of availability to repurchase shares under the program. The company cautions that there are no assurances that any further repurchases may actually occur.

Non-GAAP Financial Presentations

The company believes that certain non-GAAP financial presentations, when taken into consideration with the corresponding GAAP financial presentations, are important in understanding the company’s operating results. Selected financial information is included in the company’s non-GAAP financial presentations for the three months and year ended December 31, 2012. This information includes the effects of the August 1, 2012 technology issue and subsequent related costs, the write-down of goodwill and intangible assets, trading losses related to the Facebook IPO, a gain resulting from a change in the tax status of a strategic investment, the write-down of a strategic investment, professional fees related to the announced merger, and a deemed dividend related to the beneficial conversion feature of convertible preferred shares issued in August 2012. We believe this presentation provides meaningful information to stockholders and investors as it provides comparability for our results of operations for the three months and year ended December 31, 2012 with the results for the three months and year ended December 31, 2011. See schedules below for a full reconciliation of GAAP to non-GAAP financial presentations.

* * *

Copies of this earnings release and other company information can be obtained on Knight’s website, http://www.knight.com. In addition, the company will release its monthly volume statistics for December 2012 on its website at http://www.knight.com/ourfirm/volumestats.asp before the start of trading today. Due to the announced merger with GETCO LLC, Knight will not host a conference call on the fourth quarter of 2012.

* * *

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker-dealers, institutions and corporations. Knight is headquartered in Jersey City, N.J. with a global presence across the Americas, Europe, and the Asia Pacific regions. For further information about Knight, please visit www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about the parties’ industry, management beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the August 1, 2012 technology issue at Knight that resulted in Knight sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof, risks associated with Knight’s ability to recover all or a portion of the damages that are attributable to the manner in which NASDAQ OMX handled the Facebook IPO, risks associated with changes in market structure, legislative, regulatory or financial reporting rules, risks associated with past or future changes to organizational structure and management and the costs, integration, performance and operation of businesses previously acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in Knight’s reports with the SEC, including, without limitation, those detailed under “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and in other reports or documents Knight or the new Knight/GETCO holding company files with, or furnishes to, the SEC from time to time.

In addition to factors previously disclosed in Knight’s reports filed with the SEC and those identified elsewhere in this filing, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the mergers, including approval by Knight and GETCO stockholders, on the expected terms and schedule; delay in closing the mergers; difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits; business disruption following the mergers; the inability to sustain revenue and earnings growth; customer and client actions; and the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures.

CONTACTS

Kara Fitzsimmons	Jonathan Mairs
Managing Director,	Managing Director,
Media Relations	Corporate Communications
201-356-1523	& Investor Relations
kfitzsimmons@knight.com	201-356-1529
jmairs@knight.com

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$150,901	$164,587	$652,821	$749,911
Net trading revenue	140,478	168,412	50,082	631,989
Interest, net	6,985	443	24,859	4,649
Investment (loss) income and other, net	(10,713)	7,885	8,329	17,978

Total revenues	287,651	341,327	736,091	1,404,527

Expenses
Employee compensation and benefits	122,477	137,496	525,247	583,786
Execution and clearance fees	47,183	53,433	200,363	229,209
Communications and data processing	25,145	21,557	97,689	87,109
Payments for order flow	28,666	19,238	90,608	85,269
Interest	13,119	11,827	52,889	42,068
Depreciation and amortization	11,635	13,519	50,348	54,000
Professional fees	13,442	5,907	32,375	21,305
Occupancy and equipment rentals	7,317	6,558	27,324	28,084
Business development	4,633	6,490	20,673	23,360
Writedown of assets and lease loss accrual	—	700	143,034	2,978
Restructuring	—	—	—	28,624
Other	7,218	1,455	32,231	31,606

Total expenses	280,835	278,180	1,272,781	1,217,398

Income (loss) from continuing operations before income taxes	6,816	63,147	(536,690)	187,129
Income tax expense (benefit)	358	22,883	(189,623)	71,488

Income (loss) from continuing operations, net of tax	6,458	40,264	(347,067)	115,641
Loss from discontinued operations, net of tax	—	(26)	—	(404)

Net income (loss)	$6,458	$40,238	$(347,067)	$115,237
Dividend on convertible preferred shares	(1,217)	—	(2,268)	—
Deemed dividend related to beneficial conversion feature of convertible preferred shares	—	—	(373,364)	—

Net income (loss) attributable to common stockholders	$5,241	$40,238	$(722,699)	$115,237

Basic earnings (loss) per share from continuing operations	$0.03	$0.45	$(6.05)	$1.26

Diluted earnings (loss) per share from continuing operations	$0.01	$0.43	$(6.05)	$1.22

Basic earnings (loss) per share	$0.03	$0.44	$(6.05)	$1.26

Diluted earnings (loss) per share	$0.01	$0.43	$(6.05)	$1.21

Shares used in computation of basic earnings per share	176,907	90,427	119,376	91,490

Shares used in computation of diluted earnings per share	358,273	93,141	119,376	95,013

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31, 2012	December 31, 2011
	(In thousands)
ASSETS
Cash and cash equivalents	$413,926	$467,633
Cash and securities segregated under federal and other regulations	166,992	11,010
Financial instruments owned, at fair value:
Equities	1,463,916	1,416,090
Debt securities	249,846	134,631
Listed equity options	202,091	280,384
Loan inventory	191,712	206,572
Other financial instruments	237	21,483
Securitized HECM loan inventory	4,054,905	1,722,631

Total financial instruments owned, at fair value	6,162,707	3,781,791
Collateralized agreements:
Securities borrowed	1,008,720	1,494,647
Receivable from brokers, dealers and clearing organizations	1,149,984	623,897
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	108,114	111,464
Investments	78,348	83,231
Goodwill	213,900	337,843
Intangible assets, less accumulated amortization	64,833	92,889
Income taxes receivable	152,576	9,788
Other assets	258,347	138,758

Total assets	$9,778,447	$7,152,951

LIABILITIES, CONVERTIBLE PREFERRED STOCK & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,164,999	$1,369,750
Debt securities	318,158	63,073
Listed equity options	155,942	254,506
Other financial instruments	5,505	34,563

Total financial instruments sold, not yet purchased, at fair value	1,644,604	1,721,892
Collateralized financings:
Securities loaned	504,082	697,998
Financial instruments sold under agreements to repurchase	466,487	420,320
Other secured financings	146,330	59,405
Liability to GNMA trusts, at fair value	4,002,704	1,710,627

Total collateralized financings	5,119,603	2,888,350

Payable to brokers, dealers and clearing organizations	388,788	322,660
Payable to customers	402,464	23,664
Accrued compensation expense	153,934	188,939
Accrued expenses and other liabilities	197,761	121,083
Long-term debt	388,753	424,338

Total liabilities	8,295,907	5,690,926

Convertible Preferred Stock	229,857	—

Equity
Class A common stock	2,748	1,664
Additional paid-in capital	1,400,317	850,837
Retained earnings	710,621	1,433,320
Treasury stock, at cost	(858,907)	(823,023)
Accumulated other comprehensive loss	(2,096)	(773)

Total equity	1,252,683	1,462,025

Total liabilities, convertible preferred stock and equity	$9,778,447	$7,152,951

KNIGHT CAPITAL GROUP, INC.

PRE-TAX EARNINGS BY BUSINESS SEGMENT*

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011
Market Making
Revenues (1) (3)	$136,439	$187,365	$60,940	$704,471
Expenses (2) (5)	104,015	103,014	429,417	448,390

Pre-tax earnings (loss)	32,424	84,351	(368,477)	256,080

Institutional Sales and Trading
Revenues (3)	114,789	103,828	468,444	511,525
Expenses (2) (5)	105,355	120,977	592,649	555,885

Pre-tax earnings (loss)	9,434	(17,149)	(124,205)	(44,360)

Electronic Execution Services
Revenues	36,767	40,579	159,054	167,926
Expenses (5)	29,549	28,104	121,954	118,444

Pre-tax earnings	7,218	12,475	37,100	49,482

Corporate and Other
Revenues (4)	(345)	9,555	47,654	20,606
Expenses (2) (5)	41,915	26,084	128,761	94,679

Pre-tax loss	(42,261)	(16,529)	(81,108)	(74,074)

Consolidated
Revenues	287,651	341,327	736,091	1,404,527
Expenses	280,835	278,180	1,272,781	1,217,398

Pre-tax earnings (loss)	$6,816	$63,147	$(536,690)	$187,129

*	Totals may not add due to rounding.
(1) -	Included in revenues for the year ended December 31, 2012 is a trading loss of $457.6 million related to the August 1st technolgy issue.
(2) -	Included in expenses for the year ended December 31, 2012 is a writedown of assets of $143.0 million which includes $11.9 million for Market Making and $131.1 million for Institutional Sales and Trading. Additionally, the Corporate and Other segment includes $7.7 million for the three months ended December 31, 2012 and $11.2 million for the year ended December 31, 2012 in professional fees related to the merger and the August 1st technology issue.
(3) -	Included in revenues for the year ended December 31, 2012 is a Facebook IPO trading loss of $35.4 million which includes $26.0 million for Market Making and $9.4 million for Institutional Sales and Trading.
(4) -	Included in revenues for the three months and year ended December 31, 2012 is an $11.4 million write-down of a strategic investment. Also included in revenues for the year ended December 31, 2012 is a gain on strategic investment of $10.0 million.
(5) -	Included in expenses for the year ended December 31, 2011 is a Restructuring charge of $28.6 million which includes $0.5 million for Market Making, $23.9 million for Institutional Sales and Trading, $0.4 million for Electronic Execution Services, and $3.8 million for Corporate and Other.

KNIGHT CAPITAL GROUP, INC.

Regulation G Reconciliation of Non-GAAP financial measures

(in thousands)

Three months ended December 31, 2012	Market Making	Institutional Sales and Trading	Electronic Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax:
GAAP Pre-Tax Income (Loss)	$32,424	$9,434	$7,218	$(42,261)	$6,816
Write-down of strategic investment	—	—	—	11,384	11,384
Professional fees related to merger and August 1st technology issue	—	—	—	7,702	7,702

Non-GAAP Pre-Tax Income (Loss)	$32,424	$9,434	$7,218	$(23,175)	$25,902

Year ended December 31, 2012	Market Making	Institutional Sales and Trading	Electronic Execution Services	Corporate and Other	Consolidated
Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax:
GAAP Pre-Tax (Loss) Income	$(368,477)	$(124,205)	$37,100	$(81,108)	$(536,690)
August 1st trading loss, related costs and professional fees related to merger	457,570	—	—	11,222	468,792
Write-down of assets	11,917	131,117	—	—	143,034
Facebook IPO trading losses	25,975	9,385	78	—	35,438
Investment gain	—	—	—	(9,992)	(9,992)
Write-down of strategic investment	—	—	—	11,384	11,384

Non-GAAP Pre-Tax Income (Loss)	$126,985	$16,297	$37,178	$(68,494)	$111,966

* Totals may not add due to rounding

KNIGHT CAPITAL GROUP, INC.

Regulation G Reconciliation of Non-GAAP financial measures

(in thousands, except per share amounts)

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	$	EPS	$	EPS
Reconciliation of GAAP Net Income (Loss) to Non - GAAP Net Income :
Net income (loss) attributable to common stockholders - GAAP	$5,241	$0.01	$(722,699)	$(6.05)
Add back:
Deemed dividend related to beneficial conversion feature of convertible preferred shares	—	—	373,364	3.13
Dividend on convertible preferred shares	1,217	0.00	2,268	0.01
August 1st trading loss, related costs and professional fees related to merger	5,006	0.01	304,923	2.55
Write-down of assets	—	—	93,037	0.78
Facebook IPO trading losses	—	—	23,051	0.19
Investment gain	—	—	(6,499)	(0.05)
Write-down of strategic investment	7,400	0.02	7,400	0.06

Net income attributable to common stockholders - Non - GAAP	$18,864	$0.05	$74,846	$0.62

Shares used in computation of earnings per share		358,273		119,376

* Totals may not add due to rounding